Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the  incorporation by reference in the Registration Statement (Form F-3 No. 333-258395) of Atlantica Sustainable Infrastructure plc and in the related Prospectus of our reports dated February 28, 2023, with respect to the consolidated financial statements of Atlantica Sustainable Infrastructure plc, and the effectiveness of internal control over financial reporting of Atlantica Sustainable Infrastructure plc included in its Annual Report on Form 20-F for the year ended December 31, 2022.

/s/ Ernst & Young, S.L.

Madrid, Spain

March 1, 2023